EXHIBIT 23

                    CONSENT OF INDPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Admiralty Bancorp, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-36012) and Form S-3 (No. 333-36016) of Admiralty Bancorp, Inc. of our report dated January 9, 2001, relating to the consolidated balance sheets of the Company and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended which report appears in the December 31, 2000, annual report on Form 10-KSB of Admiralty Bancorp, Inc.

                                            /S/ KPMG LLP

West Palm Beach, FLorida
March 27, 2001